Exhibit 99.1

Mechanical Technology, Incorporated Announces
Initial Dividend for Series A Preferred Stock

ALBANY, N.Y., August 27, 2021 – Mechanical Technology, Incorporated (“MTI” or the “Company”), (NASDAQ: MKTY), the parent company of EcoChain, Inc. (“EcoChain”), a cryptocurrency mining business powered by renewable energy, and MTI Instruments, Inc. (“MTI Instruments”), a test and measurement instruments and systems business, today announced that its Board of Directors has declared an initial dividend on its shares of 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The dividend will be payable on September 30, 2021, to holders of the Series A Preferred Stock of record as of the close of business on September 7, 2021, for the period from August 23, 2021 through September 30, 2021. The Company announced the closing of the Series A Preferred Stock offering, and the issuance of the Series A Preferred Stock, on August 23, 2021 (the “Issuance Date”). The initial dividend accumulated from the Issuance Date. Dividends on the Series A Preferred Stock will be payable when, as and if declared by the Board of Directors monthly in arrears on the final day of each month at an annual rate of 9.0% of the $25.00 liquidation preference per share.

The Series A Preferred Stock began trading on the Nasdaq Stock Market LLC under the symbol “MKTYP” on August 20, 2021.

About MTI

MTI is the parent company of MTI Instruments, Inc. and EcoChain, Inc. Through EcoChain, MTI develops cryptocurrency mining facilities powered by renewable energy that integrate with the blockchain network. Through MTI Instruments, MTI is engaged in the design, manufacture and sale of test and measurement instruments and systems that use a comprehensive array of technologies to solve complex, real-world applications in numerous industries. Those include manufacturing, electronics, semiconductor, solar, commercial and military aviation, automotive and data storage. For more information about MTI, please visit https://www.mechtech.com.

Forward Looking Statements

The statements in this press release with respect to the payment of dividends on the Series A Preferred Stock constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to: (1) those risk factors set forth in the Company’s Registration Statement on Form S-1 (File No. 333-257300), as amended; and (2) other risks and uncertainties that may be detailed from time to time in MTI’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:

Lisa Brennan
lbrennan@mtiinstruments.com

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com